UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 15, 2008
Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio	44062-0035

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                (440) 632-1666
[not applicable]

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On July 15, 2008, and July 31, 2008, Emerald Bank (the “Bank”), a wholly owned subsidiary of Middlefield Banc Corp., received regulatory approval from the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation, respectively, for the previously announced acquisition of The Commercial Savings Bank’s (“Commercial”) branch office located at 17 N. State Street, Westerville, Ohio, 43081 (the “Westerville Branch”). This transaction will result in the Bank assuming approximately $6.5 million of deposits from Commercial. The Bank will also pay a 6% deposit premium, or approximately $390,000. The dollar amounts of the deposits are subject to adjustment in the event that there are changes in deposit balances between the date the parties entered into the May 12, 2008 Purchase and Assumption Agreement (the “Agreement”) and the closing of the transaction. The acquisition of the Westerville Branch is expected to close in the third quarter of 2008, subject to the satisfaction of certain other closing conditions set forth in the Agreement.
Item 9.01(d) Exhibits

2.1	Purchase and Assumption Agreement dated May 12, 2008*
*Filed previously with Middlefield’s Current Report on Form 8-K on May 14, 2008
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.
Date: August 7, 2008	/s/ James R. Heslop II
James R. Heslop II
Executive Vice President and COO